Valuation Discussion Materials Prepared for the Special Committee to the Board of Directors May 21, 2020 Exhibit (c)(2)

TRANSATLANTIC Petroleum Ltd.

Presentation Team

Finance & Strategy



Michael Bodino

Managing Director & Co-Head of Investment Banking
Seaport Global

- Over 25 years of energy industry experience primarily focused on developing and capitalizing E&P companies
- His E&P banking team has been a leader in funding sub-$4 billion market cap E&P companies
- Been involved in over 200 advisory transactions and private and public debt and equity offerings with aggregate value in excess of $35 billion
- Previously headed Seaport's award-winning Energy Research Team and was responsible for energy commodity price forecasts and identifying trends that shape energy sector investments. Former "Best on the Street" Analyst award recipient



Henry Owsley

Chief Executive Officer
Gordian Group

- Over 40 years of industry experience, including 30 years at Gordian Group
- Since co-founding Gordian Group in 1988, has led many of the firm's financing, advisory and merger transactions, as well as expert witness engagements
- He was the expert witness in the 2009 precedent-setting Heilig-Meyers litigation
- In 2016, Mr. Owsley co-founded Expert Witness Consulting Services, LLC ("EWCS") to provide a range of services to independent professionals and law firms engaged in expert witness and related activities. Gordian Acquisition Corporation, the parent of Gordian Group, is the majority owner of EWCS.
- Prior to Gordian, member Goldman Sachs technology banking division
- Co-author of *Equity Holders Under Siege* and *To the Abyss and Back*, the leading books on restructuring

Technical Evaluation



Craig Lacy

Vice President, Engineering
Seaport Global

- Previously a Reservoir Engineer for Lime Rock Resources where he focused on A&D and asset management for portfolio companies
- Vice President at Wells Fargo in the A&D investment baking group
- Began his career at Exxon where he spent 6 years working as an Engineer focused on simulation, offshore Gulf of Mexico and onshore California. Also spent time at Chevron and Occidental Petroleum
- He attended Louisiana State University where he received a B.S. in Engineering and also attended Rice University where he received his MBA



Andrew Gilfillan

Vice President, Geology
Seaport Global

- Has advised on sale of more than $1.5 billion of oil and gas and midstream transactions since 2015
- Geologist for Citigroup Global Energy, Texas licensed attorney litigating personal and commercial real estate cases in the Houston area, and has served 9 years in the Army National Guard
- Technical background includes serving as an A&D Geologist at Citigroup Global Energy drafting basin studies, pitch books, management presentations, and data rooms for numerous public and private E&P and Midstream companies

Seaport Global. Gordian Group
Seaport Gordian Energy
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Seaport Gordian Energy (“Seaport Gordian” or “SGE”) is pleased to present the enclosed discussion materials to the Special Committee (the “Special Committee”) of the Board of Directors of TransAtlantic Petroleum (“TransAtlantic” or the “Company”). The information contained herein does not include any recommendations and Seaport Gordian does not provide any opinions relative to the common stock purchase offer.  This book is to provide a cogent evaluation of the Company’s assets and projections in light of the current market conditions. SGE is uniquely qualified to advise and assist the Special Committee.  Members of the team have been involved with TransAtlantic since the Mitchell Group’s involvement and have aided in the capital formation process, provided equity research, attended multiple meetings in Turkey, worked on potential term debt transactions, and have provided dozens of valuations and fairness opinions across the energy sector as well as other industries. SGE has spent the past few weeks evaluating the Company relative to other market participants as well as on an absolute basis Seaport Gordian did an evaluation of the producing assets of TransAtlantic based on detailed volumetric analysis as well as rigorous reservoir engineering based on updated information and assumptions SGE also did an assessment of the updated financial plan of the Company including the capital structure of the Company and its forecasted production and cash flow Further, a review of the historic market valuations has been analyzed on an absolute and relative basis An evaluation of the proposed purchase of the common shares by ~80% of the holders of the Series A Preferred was evaluated as part of the presentation including An assessment of implied value of the Company Implications of price/value based on a competitive bid The dilutive effects of PIK dividends to the Preferred holders on the common shareholders In light of the valuation work and proposal by the Preferred holders, SGE highlighted some considerations for the Special Committee Additionally, Seaport Gordian has evaluated and would like to suggest pros and cons of the various alternatives that could be pursued by the Company including, but not limited to: Accept offer Reject offer Counterproposal Run limited sales process Restructure preferred/balance sheet Given the enclosed analysis, Seaport Gordian Energy is in a position to evaluate any number of potential paths very rapidly that would enable the Committee to narrow its list of viable alternatives for the Company Executive Summary

Seaport Gordian Energy Overview Seaport Gordian Energy (“SGE”) is a joint venture (“JV”) between Seaport Global Securities (“SGS” or “Seaport”) and Gordian Group (“Gordian”), drawing collectively on decades of experience in the energy and financial restructuring space. SGE’s mission is to create and/or preserve value for the owners and managers of energy companies faced with capital structure challenges The Seaport Gordian Energy team is comprised of experienced investment bankers led by Gordian Group’s Chairman, Fred Zeidman in Houston as well as Seaport Global executives Michael Bodino, Michael Schmidt, Christine Daley and Jack Mascone and supported by highly qualified investment bankers, engineers, and geologists with offices in Dallas/Ft Worth, Houston, New Orleans and New York. Seaport Gordian Energy represents a combined capability greater than the sum of its parts. Together, Gordian Group’s 30 years of experience advising debtor-side clients involved in complex restructurings/distressed circumstances and Seaport Global’s energy sector expertise and robust industry relationships will add tremendous value to the industry. About Seaport Global Seaport Global Holdings LLC, through its broker-dealer subsidiary, Seaport Global Securities LLC, is a full-service investment bank that offers investment banking, capital markets, financial advisory, sales, trading and research services. Headquartered in New York with offices across the US and in Europe, Seaport Global pairs its extensive knowledge and relationships with a large platform of equity and fixed income sales, trading and research. The firm’s forward-thinking practitioners, backed by decades of experience, focus on meeting clients’ goals in all business and economic cycles. About Gordian Group Gordian Group, LLC is one of the nation’s leading independent investment banks specializing in complex and distressed financial advisory work. Gordian Group offers expertise in corporate restructuring and reorganizations, mergers & acquisitions, public and private financings, complex structured finance, and matters requiring opinions and expert testimony. Gordian Group has consistently been named one of the leading national investment banks in financial restructurings by the M&A Advisor, The Deal and Turnarounds & Workouts.

Extensive Litigation, Expert Witness and Opinion Experience SGE is active in providing financial opinions, litigation support and expert testimony. Our service areas include, but are not limited to, the following: Complex Financial Transactions D&O Issues Valuation / Solvency/ Fraudulent Conveyance Corporate Governance (particularly in distressed situations) Mergers & Acquisitions Expert Testimony & Valuation Services Damages Fiduciary duties Restructurings Our experience in providing valuation, fairness and solvency opinions is something clients rely on in making and defending decisions – often in highly complex matters. Our professionals have the combined expertise of the leading investment banks focused on complex and distressed situations and unsurpassed opinion / expert witness / litigation support skills. We provide our clients with “real world” capital market transaction experience coupled with unsurpassed competence and credibility in financial opinions and litigation support.

Expert Witness & Fairness Opinion Our opinions give companies and directors the comfort they need to effect complex and sometimes litigious transactions SGE principals have extensive experience in providing fairness opinions, often in highly complex and prominent matters and/or in distressed situations SGE provides financial opinions on Valuation, Fairness, and Solvency We have delivered and defended our Opinions in the context of corporate transactions, as well as bankruptcy and other litigation proceedings We deliver financial opinions on a variety of transactions, including: Allocation of equity and other consideration among multiple classes of security holders “Go Private" transactions Spin-offs of business units Intra-fund transactions Consideration received or paid in conjunction with the sale or purchase of a business Conversion of creditor claims into a controlling interest in a company

Table of Contents Section Page Corporate Overview 8 Market Valuation 15 Geologic & Engineering Discussion 19 Deal Proposal and Considerations 31 Appendix 38

Corporate Overview

Corporate History Previously Recent Capitalization / Building Company Since becoming involved, the Mitchell Group has been integral in the strategic direction of the Company including participating in equity offerings and debt placements, as well as pledging its own assets as collateral and providing the Company services and support through other Mitchell entities Period Event Pre 2000 TransAtlantic Petroleum was incorporated in 1985 2005-2006 Started exploration offshore Nigeria (divested in 2005), offshore Benin and onshore Tunisia. Acquired exploration licenses in Morocco, Romania, Turkey, and the UK North Sea, as well as acquired interests in properties in Texas, Oklahoma, and Louisiana 2007 In 2007, divested U.S. operations and focused on international properties, acquiring additional exploration licenses in Turkey, converting Moroccan licenses into two exploration permits, and relinquishing UK North Sea licenses April/May 2008 Malone Mitchell and the Mitchell Group acquired 45% of the Company's common shares (April 8: Issed 10 MM common shares at Cdn $0.30 per share for gross proceeds of Cdn $3.0 MM; May 30: issued 25 MM common shares at Cdn $0.36 per share for gross proceeds of Cdn $9.0 MM) December 2008 Acquires Longe Energy Limited and Mitchell Group invests an additional $42.5 MM in the Company by issuing 35.4 MM common shares to acquire oilfield service equipment and exploration licenses in Morocco March 2009 Acquires Incremental Petroleum (Thrace Basin) by borrowing an additional $4.0 MM in order to complete the purchase June 2009 Mitchell Group and outside investors invest CDN $162 MM July 2009 Acquires Energy Operations Turkey (Talon) for $7.8 MM November 2009 Mitchell Group and outside investors invest Cdn $114 MM by issuing 48.3 MM common shares at a price of Cdn $2.35 per share December 2009 Lists common shares on NYSE MKT. Acquires Amity and Petrogas for $100 MM October 2010 Raised US $85 MM in a registered direct offering and frac’d its first well in the Thrace Basin February 2011 Acquired Direct Bulgaria and Direct Morocco for cash consideration of $2.0 MM and issuance of 8.9 MM common shares for a total consideration of $30.0 MM June 2011 Acquired Thrace Basin Natural Gas (TBNG) and exited operations in Morocco for 18.5 MM common shares, ORRI, and $10.5 MM cash June 2012 Sold oilfield services business for US $168.5 MM and used proceeds to pay of $73 MM credit agreement with Dalea, $11 MM credit facility with Dalea, $0.9 MM promissory note with Viking Drilling, $1.8 MM credit agreement with a Turkish bank, and paid down $45.2 MM in oustanding indebtedness under senior secured credit facility with Standard Bank and BNP Paribas May 2013 Acquired 100% of three additional exploration licenses in Turkey November 2014 Acquired 100% of Stream Oil & Gas for $28 MM of the Company's common shares August 2016 DenizBank $30 MM term loan - paid off in June 2018 November 2016 Issued 921,000 shares of Series A Preferred Shares November 2017 DenizBank $20.4 MM term loan - paid off in December 2019 May 2018 DenizBank $10 MM term loan - paid off in December of 2019 February 2019 DenizBank $20 MM term loan - matures in February 2021 Current Focused on exploration and development of properties in Turkey

Relative Performance Since 1/1/2016 The Great Lockdown September 2016 Enters into new credit agreement, term loan, and pledge fee agreements January 2018 Engagement of financial advisor to market the Company November 2018 Mitchell’s bid fails to progress. Strategic alternative process ends As shale oil companies became the preferred oil investment, international conventional oil focused companies generally struggled due to stock underperformance and challenges in attracting capital Geopolitical issues in Turkey, that escalated in 2016, resulted in reduced demand for assets in the region Source: Factset $8.5 $10.1 $12.8 $9.4 $9.4 $6.8 $7.3 $8.4 $8.3 $8.7 $13.9 $6.2 $12.3 $10.7 $7.8 $8.5 01,000 2,000 3,000 4,000 5,000 6,000 (100.0%) (50.0%) 0.0% 50.0% 100.0% 150.0% Volume (in Thousands) Relative Price Performance TAT Volume TAT Relative Performance S&P E&P Index Brent Crude Oil Quarterly Earnings Announced (with Quarterly EBITDA)

2020 Upcoming Events Date Event April 20 Receives letter of intent to purchase 100% of outstanding common shares June 5 Annual Shareholders meeting June 9 OPEC Meeting June 17 First Quarter results July 2 VWAP Preferred Dividend April 20 TAT receives offer The Great Lockdown Source: Factset $- $0.10 $0.20 $0.30 $0.40 $0.50 $0.60 TAT Brent $10.00 $20.00 $30.00 $40.00 $50.00 $60.00 $70.00 $80.00 Brent Price TAT Stock Price

Balance Sheet and Capitalization Overview

Key Balance Sheet Items

As of 12/31/2019		($MM)
Cash & Cash Equivalents	$	9.7
Long-Term Debt	$	2.9
Short-Term Debt	$	17.1
Preferred (921,000 shares out.)	$	46.1

Term Loan Structure

February 2019 DenizBank $20 million term loan at 7.875%. No amortization in 2019 but 14 months of amortization at $1.4 million per month starting January 2020 to February 2021. Secured by assets of Company plus pledges by Uras/Mitchell of non-Company assets

Total Enterprise Value

Current TEV Calculation		
($MM except per share values)		
Stock Price		0.25
Shares Outstanding		62.3
Market Capitalization	**$**	**15.5**
(+) Total Debt		20.0
(+) Preferred		46.1
(-) Cash		9.7
Total Enterprise Value	**$**	**71.9**

Preferred Structure

Originally issued in November, 2016, maturing on November 4, 2024. 12% interest if paid in cash and 16% annual interest if paid in common shares. Convertible into 45.754 common shares ($1.0928 per common share). Liquidation preference of $50 per share

Preferred Redemption Schedule

Period Commencing	Redemption Price
11/4/2020	105.00%
11/4/2021	103.00%
11/4/2022	101.00%
11/4/2023 +	100.00%

Consolidated Balance Sheet (As of December 31, 2019)

(In thousands of U.S. Dollars)

Assets		
Current Assets		
Cash and Cash Equivalents	$	9,664
Other		34,544
Total Current Assets		44,208
Property and Equipment		
Oil and Natural Gas Properties		180,926
Equipment and Other Property		10,202
		191,128
Less Accumulated Depreciation, Depletion and Amortization		(106,610)
Property and Equipment, net		84,518
Other Long-Term Assets[1]		7,778
Total Assets		136,504

Liabilities, Series A Preferred Shares and Shareholders' Equity		
Current Liabilities		
Short Term Debt	$	17,143
Other Current Liabilities		25,027
Total Current Liabilities		42,170
Long-Term Liabilities		
Asset Retirement Obligations		4,749
Accrued Liabilities		10,370
Deferred Income Taxes		22,728
Loans Payable		2,857
Total Long-Term Liabilities		40,704
Total Liabilities		82,874
Commitments and Contingencies		
Series A Preferred		46,050
Shareholders' Equity		7,580
Total Liabilities, Series A Preferred Shares and Shareholders' Equity		136,504

(1) Includes other assets and note receivable - related party

Seaport Global. Gordian Group

Seaport Gordian Energy

12

Equity Ownership Summary

Common Equity Shareholder	%OS	Position
West Family Investments, Inc.	4.3%	2,688,959
Morgan Stanley & Co. LLC	1.2%	753,338
Bridgeway Capital Management, Inc.	0.8%	508,000
The Vanguard Group, Inc.	0.5%	337,879
The California Public Employees Retirement System	0.3%	196,860
BlackRock Fund Advisors	0.3%	159,554
SVA Wealth Management LLC	0.2%	134,994
Geode Capital Management LLC	0.2%	97,946
Millennium Management LLC	0.1%	57,009
The Northwestern Mutual Life Insurance Co. (Invt Port)	0.1%	50,000
Top 15 Institutions Total	**8.2%**	**5,104,910**
Mitchell Noah Malone III	49.7%	30,958,277
Kmf Investments Partners Lp	4.3%	2,681,765
Rochman Randy	0.7%	462,993
Estate Of Alexander Robert G	0.3%	177,853
Bayley Brian Eric	0.3%	156,205
Top 5 Insiders Total	**55.2%**	**34,437,093**
Other	36.6%	22,806,997
Total	**100.0%**	**62,349,000**

Preferred Equity Ownership	%OS	Position
The Mitchell Group	80.2%	739,000
KMF Investment Partners / West Family Investments	19.8%	182,000
Total	**100.0%**	**921,000**

- The Mitchell Group, KMF, and West common share ownership is approximately 60% of the Company and beneficially, the group owns approximately 76% assuming conversion of the preferred shares
- The Mitchell Group owns approximately 49.7% of the common shares and approximately 80% of the preferred shares. Beneficially, the group owns approximately 62% of the Company assuming conversion of the preferred shares

Source: Factset and Company filings

Seaport Global. Gordian Group
Seaport Gordian Energy
13

Financial Projections of Company (PDP + PUD) ($USD in millions) Forecasted Source: Company provided Strip Pricing as of 5/13/2020: $31.9 Oil / $7.25 Gas for 2020; $37.33 Oil / $7.33 Gas for 2021; $41.42 Oil / $7.39 Gas for 2022; $44.75 Oil / $7.44 Gas for 2023; $44.75 Oil / $7.46 Gas for 2024+ Seaport Gordian Energy 14 Financial Projections of Company (PDP + PUD) 1Q20 2Q20 3Q20 4Q20 2020 1Q21 2Q21 3Q21 4Q21 2021 2022 2023 2024 2025 Income Statement Revenue $ 8.1 5.6 5.6 5.5 24.9 5.3 5.3 5.2 4.9 20.8 19.7 24.1 31.9 41.1 EBITDAX $ 4.2 1.2 1.3 1.2 7.9 0.9 0.9 0.8 0.5 3.1 3.7 7.5 14.6 24.9 - - - - Balance Sheet - - - - Cash $ 11.0 10.7 7.6 4.0 4.0 1.3 2.2 2.8 3.3 3.3 5.8 3.7 4.3 5.0 Total Assets $ 125.6 126.4 123.5 120.2 120.2 118.4 119.3 119.8 120.2 120.2 123.0 131.8 144.0 162.7 Total Debt $ 10.6 10.6 6.7 2.7 2.7 - - - - - - - - - Net Debt $ (0.4) (0.1) (0.9) (1.3) (1.3) (1.3) (2.2) (2.8) (3.3) (3.3) (5.8) (3.7) (4.3) (5.0) Preferred Equity $ 46.1 46.1 46.1 46.1 46.1 46.1 46.1 46.1 46.1 46.1 46.1 46.1 46.1 46.1 Total Equity $ 60.1 60.9 61.8 62.7 62.7 63.5 64.3 64.9 65.3 65.3 68.2 74.4 86.6 108.1 - - - - Cash Flow Statement - - - - Cash Flow from Operations $ 12.3 (0.4) 1.1 0.8 13.9 0.8 1.1 0.6 0.5 3.0 2.6 7.8 10.5 17.1 Capital Expenditures (ex Dry Hole Costs) $ 0.2 - 0.2 0.5 0.8 0.8 0.2 - 0.0 1.1 0.1 9.9 9.9 16.4 Cash Flow from Financing $ (10.7) - (4.0) (4.0) (18.7) (2.7) - - - (2.7) - - - - Free Cash Flow (CFO less CapEx) $ 12.1 (0.4) 0.9 0.4 13.0 (0.0) 0.9 0.6 0.5 2.0 2.5 (2.1) 0.6 0.7 0 0 0 0 Operating Profile 0 0 0 0 Net Oil Production Mbbl 212 201 194 190 796 179 172 164 155 670 548 615 703 912 Net Gas Production MMcf 22 2 2 1 27 1 11 51 32 96 163 163 132 92 Total Production Mboe 216 201 194 190 801 179 174 173 160 686 575 642 725 927 Net Production per Day Mboe/d 2.4 2.2 2.1 2.1 2.2 2.0 1.9 1.9 1.8 1.9 1.6 1.8 2.0 2.5 - - - - Total Wells Drilled # - - - - - - - - - - - 3 3 5 Successful Wells Drilled # - - - - - - - - - - - 3 3 5 - - - - D&C CapEx $ 0.2 - 0.2 0.5 0.8 0.8 0.2 - 0.0 1.1 0.1 9.9 9.9 16.4 Facilities CapEx $ - - - - - - - - - - - - - - Total CapEx $ 0.2 - 0.2 0.5 0.8 0.8 0.2 - 0.0 1.1 0.1 9.9 9.9 16.4 - - - - ($USD in millions)$8.3 $8.7 $13.9 $6.2 $12.3 $10.7 $7.8 $8.5 $4.2 $1.2 $1.3 $1.2 2.9 2.8 2.9 3.0 3.1 2.9 2.7 2.8 2.4 2.2 2.1 2.1 $- $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 $14.0 $16.0 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 3Q19 4Q19 1Q20E 2Q20E 3Q20E 4Q20E - 0.5 1.0 1.5 2.0 2.5 3.0 3.5 EBITDA ($MM) Production (MBoe/d) EBITDA ($MM) Production (MBoe/d) Forecasted Source: Company provided Strip Pricing as of 5/13/2020: $31.9 Oil / $7.25 Gas for 2020; $37.33 Oil / $7.33 Gas for 2021; $41.42 Oil / $7.39 Gas for 2022; $44.75 Oil / $7.44 Gas for 2023; $44.75 Oil / $7.46 Gas for 2024+

Market Valuation

Falling EBITDA Pushing Valuation Multiples Higher Avg TEV / NTM EBITDA = 4.9x Avg TEV / LTM EBITDA = 3.0x Historic U.S. E&P TEV / LTM EBITDA Multiples Historic U.S. E&P TEV / NTM EBITDA Multiples Source: Factset Based on SGS Research’s classification of Large, Mid, and Small companies Seaport Gordian Energy 16 Falling EBITDA Pushing Valuation Multiples Higher 3.0x 4.9x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x 11.0x 12.0x 13.0x 14.0x 15.0x 16.0x 17.0x $- $0.50 $1.00 $1.50 $2.00 $2.50 TEV / EBITDA Stock Price TAT Price TEV / LTM EBITDA TEV / NTM EBITDA Avg TEV / LTM EBITDA Avg TEV / NTM EBITDA Avg TEV / NTM EBITDA = 4.9x Avg TEV / LTM EBITDA = 3.0x Historic U.S. E&P TEV / LTM EBITDA Multiples 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 3Q19 4Q19 1Q20 TEV / LTM EBITDA Large Cap (>$10B) Mid Cap ($2B - $10B) Small Cap ($300MM - $2B) Historic U.S. E&P TEV / NTM EBITDA Multiples 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 3Q19 4Q19 1Q20 TEV / NTM EBITDA Large Cap (>$10B) Mid Cap ($2B - $10B) Small Cap ($300MM - $2B) Source: Factset Based on SGS Research’s classification of Large, Mid, and Small companies 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 3Q19 4Q19 1Q20 Large Cap (>$10B) 10.4x 10.8x 9.9x 6.2x 6.9x 6.8x 5.6x 6.7x 4.2x Mid Cap ($2B - $10B) 7.9x 8.1x 7.0x 4.6x 4.9x 4.7x 4.3x 4.6x 3.7x Small Cap ($300MM - $2B) 6.7x 7.2x 7.4x 4.8x 4.8x 4.3x 3.8x 4.0x 3.2x Avg. Small Cap 5.2x 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 3Q19 4Q19 1Q20 Large Cap (>$10B) 8.0x 7.9x 7.0x 5.8x 6.9x 6.2x 5.4x 6.4x 5.9x Mid Cap ($2B - $10B) 5.7x 6.0x 5.6x 4.1x 5.1x 4.5x 4.0x 4.2x 4.5x Small Cap ($300MM - $2B) 5.1x 5.1x 4.9x 3.6x 4.1x 3.3x 3.5x 3.9x 4.3x Avg. Small Cap 4.2x

TRANSATLANTIC Petroleum Ltd.

Select International Oil & Gas Equity Comparables

(Production in thousands, Price is actual all other figures In Millions)

Company	Ticker	Price 5/18/2020	Shares Out.	Equity Value	Total Debt	Cash & Cash Equiv.	Net Debt	Ent. Value
Large								
LUKOIL PJSC	LKOH-RU	71.12	692.9	49,274	10,855	8,308	2,547	51,821
MOL Hungarian Oil & Gas Plc Class A	MOL-HU	6.41	819.4	5,252	4,215	2,391	1,824	7,076
OMV AG	OMV-AT	34.16	327.3	11,179	9,734	3,038	6,695	17,874
Israel								
Energean Oil & Gas Plc	ENOG-GB	7.19	177.1	1,274	916	354	562	1,835
Ukraine								
Serinus Energy plc	SEN-PL	0.09	238.9	21	33	5	28	49
Regal Petroleum plc	RPT-GB	0.17	320.6	56	1	63	(62)	(6)
JKX Oil & Gas plc	JKX-GB	0.22	171.7	38	6	21	(15)	23
Kurdistan								
Gulf Keystone Petroleum Limited	GKP-GB	0.93	210.4	196	102	191	(89)	107
ShaMaran Petroleum Corp.	SNM-CA	0.02	2,160.6	38	190	5	185	224
Genel Energy PLC	GENL-GB	1.42	277.7	395	298	394	(96)	300
Regional								
Valeura Energy Inc.	VLE-CA	0.22	86.6	19	0	33	(32)	(13)
TransAtlantic Petroleum Ltd.	TAT	0.25	62.3	$16	$20	$10	$10	$72

Company	EBITDA 2020E	EBITDA 2021E	Production 2020E	Production 2021E	TEV / EBITDA 2020E	TEV / EBITDA 2021E	TEV / Production 2020E	TEV / Production 2021E
Large								
LUKOIL PJSC	$10,368.2	$12,968.5	2,146.0	2,189.0	5.0x	4.0x	$24.1	$23.7
MOL Hungarian Oil & Gas Plc Class A	$1,655.0	$2,149.0	117.4	119.6	4.3x	3.3x	$60.3	$59.2
OMV AG	$4,185.0	$5,791.0	472.2	495.8	4.3x	3.1x	$37.9	$36.1
Israel								
Energean Oil & Gas Plc	$28.6	$419.3	49.0	93.8	64.2x	4.4x	$37.4	$19.6
Ukraine								
Serinus Energy plc	$11.5	$17.1	2.6	2.6	4.3x	2.9x	$19.0	$19.0
Regal Petroleum plc	$19.0	N/A	N/A	N/A	-0.3x	N/A	N/A	N/A
JKX Oil & Gas plc	$38.0	N/A	N/A	N/A	0.6x	N/A	N/A	N/A
Kurdistan								
Gulf Keystone Petroleum Limited	$23.4	$107.0	28.7	32.3	4.6x	1.0x	$3.7	$3.3
ShaMaran Petroleum Corp.	$39.4	$48.9	N/A	N/A	5.7x	4.6x	N/A	N/A
Genel Energy PLC	$91.2	$192.1	31.9	32.3	3.3x	1.6x	$9.4	$9.3
Regional								
Valeura Energy Inc.	$3.5	$3.6	0.7	N/A	-3.8x	-3.7x	($19.1)	N/A
TransAtlantic Petroleum Ltd.	7.9	3.1	2.2	1.9	9.1x	23.2x	$32.7	$37.8
Average					8.4x	2.3x	$21.6	$24.3
Trimmed Average					4.1x	3.0x	22.5x	20.7x

Source: Factset

Seaport Global. Gordian Group

Seaport Gordian Energy

17

Future Valuation Based on LTM EBITDA ($ in millions except per share data) Seaport Gordian Energy 18 Future Valuation Based on LTM EBITDA $(1.00) $- $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 Share Price EBITDA LTM EBITDA Valuation Balance Sheet Items Implied Share Price Actual Quarter ($MM) ($MM) 3.0x 3.5x 4.0x 4.5x 5.0x 5.5x Total Debt(1) Preferred Cash(1) Shares Out.(2) Low Share Price High Share Price Avg. Share Price 1Q15 17.6 69.5 208.6 243.4 278.1 312.9 347.7 382.4 128.7 0.0 42.5 41.0 2.99 7.23 4.84 2Q15 17.2 59.1 177.4 206.9 236.5 266.1 295.6 325.2 143.0 0.0 31.6 41.0 1.61 5.21 5.62 3Q15 14.9 49.5 148.5 173.2 198.0 222.7 247.5 272.2 129.7 0.0 26.4 41.0 1.10 4.12 3.35 4Q15 9.5 59.2 177.6 207.2 236.8 266.4 296.0 325.6 96.9 0.0 14.5 41.1 2.32 5.92 1.97 1Q16 8.5 50.1 150.3 175.4 200.4 225.5 250.5 275.6 92.9 0.0 15.7 41.3 1.77 4.80 0.87 2Q16 10.1 43.0 129.0 150.5 172.0 193.5 215.0 236.5 83.8 0.0 9.7 47.2 1.16 3.44 0.87 3Q16 12.8 40.9 122.7 143.2 163.6 184.1 204.5 225.0 87.4 0.0 20.6 47.2 1.18 3.35 0.87 4Q16 9.4 40.8 122.4 142.8 163.2 183.6 204.0 224.4 41.9 46.1 12.6 47.3 0.99 3.15 1.07 1Q17 9.4 41.7 125.1 146.0 166.8 187.7 208.5 229.4 30.6 46.1 15.4 47.3 1.35 3.55 1.18 2Q17 6.8 38.4 115.2 134.4 153.6 172.8 192.0 211.2 26.5 46.1 18.3 47.7 1.28 3.29 1.35 3Q17 7.3 32.9 98.7 115.2 131.6 148.1 164.5 181.0 12.4 46.1 2.8 50.3 0.86 2.49 0.94 4Q17 8.4 31.9 95.7 111.7 127.6 143.6 159.5 175.5 28.6 46.1 18.9 50.4 0.79 2.38 0.87 1Q18 8.3 30.8 92.4 107.8 123.2 138.6 154.0 169.4 24.5 46.1 16.3 50.4 0.76 2.28 1.41 2Q18 8.7 32.7 98.1 114.5 130.8 147.2 163.5 179.9 30.4 46.1 18.7 50.6 0.80 2.41 1.61 3Q18 13.9 39.3 117.9 137.6 157.2 176.9 196.5 216.2 26.2 46.1 13.6 50.6 1.17 3.11 1.44 4Q18 6.2 37.1 111.3 129.9 148.4 167.0 185.5 204.1 22.0 46.1 9.9 52.5 1.01 2.78 1.19 1Q19 12.3 41.1 123.3 143.9 164.4 185.0 205.5 226.1 36.9 46.1 19.7 52.5 1.14 3.10 1.14 2Q19 10.7 43.1 129.3 150.9 172.4 194.0 215.5 237.1 31.2 46.1 13.7 55.0 1.19 3.15 0.81 3Q19 7.8 37.0 111.0 129.5 148.0 166.5 185.0 203.5 26.1 46.1 14.5 57.7 0.92 2.53 0.71 4Q19 8.5 39.3 117.9 137.6 157.2 176.9 196.5 216.2 20.0 46.1 9.7 62.3 0.99 2.56 0.45 1Q20E 4.2 31.2 93.6 109.2 124.8 140.4 156.0 171.6 10.6 46.1 11.0 62.3 0.77 2.02 0.34 2Q20E 1.2 21.7 65.1 76.0 86.8 97.7 108.5 119.4 10.6 46.1 10.7 62.3 0.31 1.18 0.22 3Q20E 1.3 15.2 45.6 53.2 60.8 68.4 76.0 83.6 6.7 46.1 7.6 62.3 0.01 0.62 4Q20E 1.2 7.9 23.7 27.7 31.6 35.6 39.5 43.5 2.7 46.1 4.0 62.3 (0.34) (0.02) 1Q21E 0.9 4.6 13.8 16.1 18.4 20.7 23.0 25.3 0.0 46.1 1.2 62.3 (0.50) (0.31) 2Q21E 0.9 4.3 12.9 15.1 17.2 19.4 21.5 23.7 0.0 46.1 2.4 62.3 (0.49) (0.32) 3Q21E 0.8 3.8 11.4 13.3 15.2 17.1 19.0 20.9 0.0 46.1 3.4 62.3 (0.50) (0.35) 4Q21E 0.5 3.1 9.3 10.9 12.4 14.0 15.5 17.1 0.0 46.1 4.4 62.3 (0.52) (0.39) 1Q22E 1.0 3.2 9.6 11.2 12.8 14.4 16.0 17.6 0.0 46.1 5.4 62.3 (0.50) (0.37) 2Q22E 0.9 3.2 9.6 11.2 12.8 14.4 16.0 17.6 0.0 46.1 6.5 62.3 (0.48) (0.35) 3Q22E 0.6 3.0 9.0 10.5 12.0 13.5 15.0 16.5 0.0 46.1 7.3 62.3 (0.48) (0.36) 4Q22E 1.2 3.7 11.1 13.0 14.8 16.7 18.5 20.4 0.0 46.1 7.9 62.3 (0.43) (0.28) (1) 1Q20 - 4Q22 are f rom provided f inancial model (2) Does not assume any additional PIK preferred dividends Denotes start of EBITDA decline ($ in millions except per share data)

Geologic & Engineering Discussion

TRANSATLANTIC

Asset Overview

Southeast Turkey

- 175,520 gross acres
- Cretaceous, Permian, Devonian, Ordovician reservoirs
- 6 production leases and 2 exploration licenses in southeast Turkey
- 4 main producing fields
  - Şelmo, Bahar, Yeniev and Arpatepe
- Current production of ~3.0 MBoepd (NRI)
- Significant exploration running room
  - 400+ MMBoe prospective resources
  - Silurian (Dadas) Sand and Shale resource plays
  - Recent Deep Bedinan data on adjacent block
- Restored security on Syrian border, restarting Bakuk

Northwest Turkey

- 240,081 gross acres
- Tertiary reservoirs
- 3 exploration licenses (Temrez) over Basin Centered Gas Accumulation Play (BCGA)
- Significant acreage expirations expected in 2020
- Only independent E&P with an operated position in the BCGA fairway
  - ~4-8 Tcf of gas and ~100-200 MMBbls of condensate resources
  - 50,000 net acres in core BCGA fairway
  - Production from shallow gas fields (~1 MMcfd)
- Jonah Field analogue
  - Valeura still committed to testing deeper gas pending the outcome of finding the right partner

Northwest Bulgaria

- 162,800 gross acres
- Jurassic, Triassic reservoirs
- 1 production concession
- ~USD$50 MM cost recovery pool
- Drilled and abandoned Koynare prospect in 1Q19
- 4 similar sized follow-ons mapped on 2D


BULGARIA
NORTHWEST TURKEY
BLACK SEA
GEORGIA
TEKIRDAG FIELD
GREECE
ISTANBUL
OSMANLI FIELD
ARMENIA
ANKARA
AEGEAN SEA
TURKEY
SOUTHEAST TURKEY
ELMO FIELD
DIYARBAKIR
MOLLA AREA
IDIL AREA
IRAN
MEDITERRANEAN SEA
CYPRUS
SYRIA


Romania
Bulgaria
KOYNARE CONCESSION
M GERAN
B GERAN
D LUKOVIT
GRABEN KITCHEN
Pleven
PISAROVO
G DABNIK
Vratsa
VARBITZA
DRASHAN
OZIROVO DISCOVERY DEVENTCI R-1 & R2
Lovech
AGLEN
NORTH KOYNARE PROSPECT
Sofia
Miles
Seaport Global
2D LINES
3D OUTLINES
CONTOURS
OIL FIELDS
GAS FIELDS
IDENTIFIED DOLMI DABNIC LEADS

Seaport Global. Gordian Group
Seaport Gordian Energy
20

YE 2019 reserve report by DeGolyer and MacNaughton Volume-weighted average prices for proved reserves were $58.65 / bbl for oil and $5.29 / Mcf Abandonment costs were provided by TransAtlantic and were estimated for current values and not adjusted for inflation The Company has represented that it will relinquish operation of the Selmo field to the Turkish government at the end of June 2025, so it will not be responsible for abandonment costs pertaining to wells in the Selmo field that produce beyond June 2025 YE 2019 Reserve Overview Category Oil (MBbl) Gas (MMcf) Equivalent (MBoe) PV-10 ($MM) Proved Developed 5,624 2,282 6,004 $179 Proved Undeveloped 4,635 185 4,666 $110 Total Proved 10,259 2,467 10,670 $289 Probable Developed 920 815 1,056 $29 Probable Undeveloped 6,292 30 6,297 $142 Total Probable 7,212 845 7,353 $171 Possible Developled 1,062 951 1,221 $31 Possible Undeveloped 5,680 33 5,685 $148 Total Possible 6,742 983 6,906 $179

Reserve Database Commodity Prices Current strip pricing from Brent as of 5/14/2020

Reserves Overview – Brent Forward Pricing Brent Forward Pricing Reserves Proved 1P + Probable 1P + 2P + Possible (MMBoe) (1P) (2P) (3P) YE2018 10.4 16.3 22.6 Production -1 -1 -1 Adds/Revisions 1.2 2.7 3.2 YE2019 10.6 17.9 24.8 Y/Y Change 2% 9% 9% Reserves/Production 10.2 17.2 23.9 SGS Reserves 6.8 9.0 12.0 Change -55% -98% -107%

TransAtlantic

Corporate Reserves Update

SEC	OIL (MBO)	GAS (MMCF)	MBOE (MBOE)	PV10 ($M)
1P	10,259	2,467	10,670	$288,510
2P	17,470	3,312	18,022	$459,597
3P	24,212	4,295	24,928	$638,816
SEC	**OIL (MBO)**	**GAS (MMCF)**	**MBOE (MBOE)**	**PV10 ($M)**
PDP	4,651	456	4,727	$148,236
PDNP	973	1,825	1,277	$30,741
PUD	4,635	185	4,666	$109,533
Total Proved	**10,259**	**2,467**	**10,670**	**$288,510**
P2D	920	815	1,056	$28,738
P2U	6,292	30	6,297	$142,349
Total Prob	**7,212**	**845**	**7,353**	**$171,087**
P3D	1,062	951	1,221	$31,268
P3U	5,680	33	5,685	$147,951
Total Poss	**6,742**	**983**	**6,906**	**$179,219**
Total Developed	**7,606**	**4,048**	**8,281**	**$238,984**

BRENT FWD	OIL (MBO)	GAS (MMCF)	MBOE (MBOE)	PV10 ($M)
1P	10,174	2,467	10,585	$241,800
2P	17,369	3,312	17,921	$387,178
3P	24,105	4,295	24,821	$545,077
BRENT FWD	**OIL (MBO)**	**GAS (MMCF)**	**MBOE (MBOE)**	**PV10 ($M)**
PDP	4,596	456	4,672	$126,058
PDNP	961	1,825	1,266	$27,196
PUD	4,617	185	4,648	$88,546
Total Proved	**10,174**	**2,467**	**10,585**	**$241,800**
P2D	916	815	1,052	$25,340
P2U	6,279	30	6,284	$120,037
Total Prob	**7,195**	**845**	**7,336**	**$145,378**
P3D	1,059	951	1,217	$27,625
P3U	5,677	33	5,683	$130,274
Total Poss	**6,736**	**983**	**6,900**	**$157,899**
Total Developed	**7,532**	**4,048**	**8,207**	**$206,219**

SGS CURRENT STRIP	OIL (MBO)	GAS (MMCF)	MBOE (MBOE)	PV10 ($M)
1P	6,264	3,428	6,835	$90,923
2P	8,394	3,908	9,045	$117,276
3P	11,248	4,538	12,004	$155,442
SGS CURRENT STRIP	**OIL (MBO)**	**GAS (MMCF)**	**MBOE (MBOE)**	**PV10 ($M)**
PDP	3,461	451	3,536	$55,162
PDNP	1,220	2,977	1,716	$30,524
PUD	1,583	0	1,583	$5,237
Total Proved	**6,264**	**3,428**	**6,835**	**$90,923**
P2D	539	131	561	$9,586
P2U	1,591	349	1,649	$16,768
Total Prob	**2,130**	**480**	**2,210**	**$26,353**
P3D	588	190	620	$9,947
P3U	2,266	440	2,340	$28,219
Total Poss	**2,854**	**630**	**2,959**	**$38,167**
Total Developed	**5,808**	**3,749**	**6,433**	**$105,219**

Seaport Global. Gordian Group
Seaport Gordian Energy
24

Reserve Summary Reserve Summary Assumptions Strip pricing as of 5/13/2020 (1) Brent strip price as of 5/13/2020 Botas Gas Exchange prices provided by the Company Effective as of 05/01/2020 Total: $90.9MM Asset Development Plan Strip Pricing as of 5/13/2020: $31.9 Oil / $7.25 Gas for 2020; $37.33 Oil / $7.33 Gas for 2021; $41.42 Oil / $7.39 Gas for 2022; $44.75 Oil / $7.44 Gas for 2023; $44.75 Oil / $7.46 Gas for 2024+ Total Proved PV-10 by Top 5 Fields ($MM) Total PV-10 by Reserve Category ($MM) TransAtlantic Reserve Summary - By Reserve Category Category Net Oil (MBbl) Net Gas (MMcf) Equivalent (Mboe) % Oil Investment ($MM) PV-10 ($MM) PDP 3,461 451 3,536 98% $0.7 $55.2 PDNP 1,220 2,977 1,716 71% $2.3 $30.5 PUD 1,583 - 1,583 100% $16.5 $5.2 Total Proved 6,264 3,428 6,835 92% $19.5 $90.9 PROB 2,130 480 2,210 96% $10.2 $26.4 Total 2P 8,394 3,908 9,045 93% $29.7 $117.3 POSS 2,854 630 2,959 96% $11.2 $38.2 Total 3P 11,248 4,538 12,004 94% $40.9 $155.4

Proved Highlights PDP Reserves Overview Historical and Forecasted Production Well Count 173 Current Net Production Rate (Boepd) 2,332 Net 1P Reserves (MBoe) 3,536 Remaining PV PV8 $59.1 MM PV10 $55.2 MM Proved Reserves – Top 5 Field Areas Proved PV-10 of $55.2 MM with a current net production rate of 2,332 Boepd Field Area Current Net Production Rate (Boepd) Remaining Reserves (MBoe) PV10 ($MM) BAHAR TAT 627.9 1,476.2 24.6 SELMO TAT 1,133.6 1,241.0 17.6 YENIEV 381.9 548.2 9.2 ARPATEPE TAT 71.4 180.1 2.6 DAK TAT 21.8 25.2 0.8

Reserve Database Outputs Net Gas Production (Mcfpd) Net Oil Production (Bopd) Net Capex Expenditure ($MM) Net Operating Costs ($MM)

Impact of Adjustments on PDP PV-10 PDP PV-10 ($M) Commodity price decreases had the most significant impact on PDP PV-10, followed by production forecast updates

Price Sensitivity Analysis PDP PV-10 EBITDA Seaport Gordian Energy 29 Price Sensitivity Analysis PDP PV-10 $55.3 $39.8 $51.3 $63.1 $75.1 $87.1 $99.3 $- $20 $40 $60 $80 $100 $120 Current Strip $35 $40 $45 $50 $55 $60 PDP PV-10 ($MM) Oil Price EBITDA $7.9 $5.7 $9.7 $13.7 $17.6 $21.6 $25.6 $3.1 $1.9 $5.2 $8.6 $11.9 $15.3 $18.6 $3.7 $0.5 $3.2 $6.0 $8.7 $11.5 $14.2 $- $5 $10 $15 $20 $25 $30 Current Strip $35 $40 $45 $50 $55 $60 EBITDA ($MM) Oil Price 2020 EBITDA 2021 EBITDA 2022 EBITDA

Football Field Valuation Summary



Average: $49 MM
2020E EBITDA Multiple
• 3.0x - 5.0x 2020E EBITDA
• 2020E EBITDA: $7.9MM
Risked Discounted Cash Flow
• Sum of Categories Below
• Range from: $60.2MM - $72.4MM
PDP PV10 - PV15
• PDP PV15: $47.2MM
• PDP PV10: $55.3MM
PDNP PV20 - PV25
• PDNP PV25: $13.0MM
• PDNP PV20: $17.1MM
$23.7
$39.5
Sum of Categories Below
$60.2
$72.4
$47.2
$55.3
$13.0
$17.1
$-
$10
$20
$30
$40
$50
$60
$70
$80

- Based on the technical and financial analysis conducted by SGE, we believe the market value of the Company's common shares is likely to continue to be more influenced by the financial performance of the Company instead of reserve values.
- Over the past couple years, the Company's enterprise value has traded between 3x-5x EBITDAX with a mean of 3.0x. This suggests that, based on projections of production and commodity prices and the high end of the multiple range, the enterprise value could decline to a value around the preferred liquidation preference, net of cash, as the outstanding debt is paid off.
- Potentially more challenging is the forecasted 2021 and 2022 cash flow that is projected to be less than 2020E EBITDAX due to a lack of capital spending, low commodity prices, and production declines.
- Over the past couple years, the Company has averaged a forward TEV multiple of 4.9x EBITDAX. By comparison, the domestic small cap universe has averaged 4.2x. However, currently the regional international companies are trading at 4.1x 2020E EBITDA.
- As a result of the Company not currently being covered by any investment analysts, outside shareholders may not have a clear understanding of future cash flow and are primarily valuing the Company based on recent financial announcement biased upward or downward by commodity price oscillations.
- Continued declines in reported cash flow could result in a lower stock price despite the Company's debt reduction of the company based on current market multiples.

Seaport Global. Gordian Group
Seaport Gordian Energy
30

Deal Proposal and Considerations

Common Stock Purchase Proposal

- On April 20, 2020, a group led by Malone Mitchell, representing ~80% of the outstanding Series A Preferred shares of TransAtlantic Petroleum, submitted a letter of intent to create a new entity formed by the Preferred Shareholder Group to acquire 100% of the outstanding common shares of the Company. An offer to the remaining ~20% owners of the Series A Preferred shares has been made to allow them to participate in the acquisition on a pro rata basis and at the same terms
- **Purchase Price:** $6,850,000 for 62,349,003 (as of March 20, 2020) shares equating to $0.1098652 per share to be paid in cash and subject to dilution from PIK dividends of the Series A Preferred prior to closing
- **Structure of Acquisition:** Buyer and Company will structure transaction as a merger
- **Closing Date:** No later than October 1, 2020
- **Conversion:** Offer assumes that none of the Series A Preferred shares will be converted into common shares ahead of the purchase and that no Series A Preferred shares will receive any portion of the purchase price

	Current	PIK 2Q Dividend at Current Market(1)	PIK 3Q Dividend at Current Market(1)	Estimated Outstanding Shares (Year End)
Shares Outstanding	62,349,000	7,376,000	7,376,000	77,101,000
Offer Price	$6,850,000			$6,850,000
Offer per Share	$0.1098654			$0.0888445
Share Count Change		11.8%	11.8%	23.7%
Discount to Current Stock Price	-55.3%			-63.8%

(1) Assumes PIK dividend at current stock price

While our calculations of the dilution of the PIK dividends are based on the current stock price, quarterly results from the first quarter and second quarter that were impacted by commodity price declines and wider differentials could change the equilibrium price of the common shares resulting in a material change in our dilution calculation

Seaport Global. Gordian Group

Seaport Gordian Energy

32

Preferred Dividend Overview Dividends on the Series A Preferred shares are payable quarterly in cash, common shares, or a combination of cash and common shares at the election of the Company at a dividend rate of 12.0% if paid in cash or 16.0% if paid in common shares For 2018, TransAtlantic paid $4.0 million in cash and issued 1,808,001 common shares as dividends on the Series A Preferred shares For 2019, TransAtlantic paid $1.4 million in cash and issued 9,507,092 common shares as dividends on the Series A Preferred shares Historic Share Issuances to Holders of Series A Preferred Shares December 31, 2018: Issued 1,808,001 common shares at a value of $1.0188 per common share July 2, 2019: Issued 2,321,568 common shares at a value of $0.7934 per common share September 30, 2019: Issued 2,664,164 common shares at a value of $0.6914 per common share December 31, 2019: Issued 4,521,360 common shares at a value of $0.4074 per common share Preferred Dividend Dilution Analysis Dilution Analysis at Various Share Prices (Only shows impact of one quarterly common stock dividend) Seaport Gordian Energy 33 Preferred Dividend Overview • Dividends on the Series A Preferred shares are payable quarterly in cash, common shares, or a combination of cash and common shares at the election of the Company at a dividend rate of 12.0% if paid in cash or 16.0% if paid in common shares • For 2018, TransAtlantic paid $4.0 million in cash and issued 1,808,001 common shares as dividends on the Series A Preferred shares • For 2019, TransAtlantic paid $1.4 million in cash and issued 9,507,092 common shares as dividends on the Series A Preferred shares Historic Share Issuances to Holders of Series A Preferred Shares • December 31, 2018: Issued 1,808,001 common shares at a value of $1.0188 per common share • July 2, 2019: Issued 2,321,568 common shares at a value of $0.7934 per common share • September 30, 2019: Issued 2,664,164 common shares at a value of $0.6914 per common share • December 31, 2019: Issued 4,521,360 common shares at a value of $0.4074 per common share Preferred Dividend Dilution Analysis Dilution Analysis at Various Share Prices (Only shows impact of one quarterly common stock dividend) 0% 10% 20% 30% 40% 50% 60% 70% 80% Dilution (%) TAT Share Price Current TAT - Stock Performance 5/19/2020 Current Price 0.25 $ 52 Week High 1.28 52 Week Low 0.12 % of 52 Week High 19.2% % of 52 Week Low 204.8% (30 Day VWAP) 0.25$

Preferred Dividend Dilution Analysis (Continued) Current ~$0.11 Offer As of 3/31/2020 Assumes market cap is static over time to show dilutive impact on stock price/offer price Stock price movement could materially increase the dilutive impact of common stock dividends to preferred Offer price of $6.85 million equates to ~5 quarters of cash dividend payments. Since preferred holders own ~60% of the common currently, they could purchase the remaining ~40% for ~2 quarterly cash dividends The preferred should receive an additional $24.9 million of cash dividends or $33.2 million of stock dividends spread across 18 payments until maturity, unless restructured. The proved reserve model does allow for dividends based on current strip prices Seaport Gordian Energy 34 Preferred Dividend Dilution Analysis (Continued) $- $0.05 $0.10 $0.15 $0.20 $0.25 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 Share Price # of Quarters Current ~$0.11 Offer As of 3/31/2020 # of Quarters 1 2 3 4 5 6 7 8 9 10 Stock Price 0.25 $ 0.22 $ 0.20 $ 0.18 $ 0.16 $ 0.14 $ 0.13 $ 0.11 $ 0.10 $ 0.09 $ Market Cap. 15,557,500 $ 15,557,500 $ 15,557,500 $ 15,557,500 $ 15,557,500 $ 15,557,500 $ 15,557,500 $ 15,557,500 $ 15,557,500 $ 15,557,500 $ Beg. Common Shares 62,230,000 69,606,000 77,856,263 87,084,413 97,406,358 108,951,743 121,865,580 136,310,068 152,466,633 170,538,205 Change 7,376,000 8,250,263 9,228,150 10,321,945 11,545,385 12,913,837 14,444,488 16,156,565 18,071,571 20,213,559 End Common Shares 69,606,000 77,856,263 87,084,413 97,406,358 108,951,743 121,865,580 136,310,068 152,466,633 170,538,205 190,751,764 Quarterly Dilution (%) 11% 11% 11% 11% 11% 11% 11% 11% 11% 11% New Share Price 0.22 $ 0.20 $ 0.18 $ 0.16 $ 0.14 $ 0.13 $ 0.11 $ 0.10 $ 0.09 $ 0.08 $ Ownership Summary Preferred's Current Common Ownership 37,126,052 37,126,052 37,126,052 37,126,052 37,126,052 37,126,052 37,126,052 37,126,052 37,126,052 37,126,052 Cumulative Dividend Shares 7,376,000 15,626,263 24,854,413 35,176,358 46,721,743 59,635,580 74,080,068 90,236,633 108,308,205 128,521,764 Preferred Conversion 42,139,458 42,139,458 42,139,458 42,139,458 42,139,458 42,139,458 42,139,458 42,139,458 42,139,458 42,139,458 Total 86,641,510 94,891,773 104,119,923 114,441,868 125,987,253 138,901,090 153,345,578 169,502,143 187,573,715 207,787,274 % of Company 78% 79% 81% 82% 83% 85% 86% 87% 88% 89% • Assumes market cap is static over time to show dilutive impact on stock price/offer price • Stock price movement could materially increase the dilutive impact of common stock dividends to preferred • Offer price of $6.85 million equates to ~5 quarters of cash dividend payments. Since preferred holders own ~60% of the common currently, they could purchase the remaining ~40% for ~2 quarterly cash dividends • The preferred should receive an additional $24.9 million of cash dividends or $33.2 million of stock dividends spread across 18 payments until maturity, unless restructured. The proved reserve model does allow for dividends based on current strip prices

This page is intended to synthesize several of the key data points contained in this presentation that should be of utmost consideration to the Special Committee. Seaport Gordian Energy would welcome the opportunity to work with the Committee in an effort to manage the implications of these items. Perhaps the most challenging item is that the offer is a takeunder (i.e., bid price below public trading price) by a group that has majority control of the Company at a time of weak commodity prices and weak demand caused by the pandemic. It is imperative to come to a solution that creates alignment of interest and is fair from a financial standpoint to the minority shareholders Presentation Summary Optics Preferred control 76% of TAT voting shares and can do what they want Reality Misalignment between the groups exist Timing of offer coincided with low commodity prices Offer was calculated ahead of this. Also as oil has rebounded, differentials have gotten wider Steep discount to PDP being offered based on TEV Reserves are very sensitive to changes in commodity prices given cost structure Valuation appears low based on LTM EBITDAX multiple Limited financial guidance and no analyst coverage implies minority shareholders may not understand the direction of the Company financially Preferred will own the Company through dilutive common dividends Excess cash flow does not exist to pay cash dividends Misalignment of interest between the Mitchell Group and other shareholders The Mitchell Group has history of funding the Company and providing assets support to the benefit of other shareholders Offer should be enhanced given the rebound in commodity prices Models factor in current forward strip; drilling economics work above $45/bbl

Other Considerations Timing And Liquidity If merger were to move forward, the timeline to close could take 180 days or more to receive regulatory approvals in Turkey Given the protracted timeline, the board needs to discuss handling the next 2-3 Preferred dividend payments The amortization of the credit facility hampers liquidity through February 2021 and forecasted 2021 cash flow is at a historic low based on lack of activity and strip commodity prices There has been an inability for the Company to raise outside capital for the past few years (bank debt, term debt, or equity) Limited cash flow for projects and economics for drilling challenging below $45 oil Lower cash flow implies the need to pay the Preferred dividend in common shares Ultimately, redemption of the preferred shares is likely to be an issue the Company needs to manage G&A is expected to be ~50% of operating cash flow in 2020 and ~70% in 2021 Corporate Considerations Market cap has dropped to a point of market irrelevance & the cost of being public is a significant percentage Company is slowly going private due to common share dividends to the preferred holders; impact of falling stock price Cannot do a deal without support from the Mitchell Group and may not be able to unwind related party transactions(1) If viewed as a restructuring, what percentage of the Company would the preferred holders own relative to the common shareholders? Valuation Is the valuation and proposal fair from a financial perspective? What considerations are given to the sensitivity to changes in commodity prices? How would the purchase price of the common shares likely change over time with the amortization of debt and the dividends to the preferred holders? Other Are there likely third party bids for the assets? What is the friction costs to pursue a topping bid (brokerage, legal, change of control, severance, etc.)? Geopolitical risk in Turkey When assessing the common stock purchase offer, there are a number of factors that should be considered: (1) Refers to service agreements as disclosed in public filings

Discussion of Alternatives Accept Offer Provides a path toward liquidity without further dilution for current shareholders driven by the majority shareholders No risk of financing Valuation may be considered attractive from a cash flow multiple perspective May not be considered as a valid market price Forward oil strip indicates that value may improve in the future Doesn’t address the remaining preferred holders Future preferred dividends need to be considered Pros Cons Reject Offer Volatility in commodity market may suggest that valuation may change in the future May generate alternative and better offer Liquidity at the Company is tight until commodity prices recover and bank debt is repaid Market value has declined over past few years and lower cash flows may indicate further decline Need to consider future preferred dividend payments Counter Proposal May result in improvement in price to unaffiliated holders – consider increasing the price, locking in a specific per share price versus the fixed dollar amount, eliminating preferred dividends until closing, etc. Could potentially come up with a total solution inclusive of providing liquidity to remaining preferred holders May extend the time line needed to consummate a transaction May not result in an amicable solution May result in further dilution through preferred dividends before closing Restructure Balance Sheet Could eliminate further shareholder dilution Potentially provides liquidity to 20% preferred holders Could eliminate costly preferred dividend Preferred equity is likely fulcrum security and preferred holders would end up with the vast majority of the equity Could result in lower market cap of Company’s common shares Cost/perception of restructuring Limited Market Test Provides necessary data to support accepting best offer for all shareholders Could result in inferior valuation or no third party bidders May not have the support of majority shareholders Time to run process may prove costly Seaport Gordian sees 5 possible paths forward in response to the recent offer to purchase 100% of the outstanding common shares

Appendix

I. Asset Overview

License Map


West Molla
M44-B1 (Bid)
West Molla
M44-B2-1 (prod
New Molla
M45-A2
Selmo
829 (prod)
L46-C1
Selmo
L46-C1
New Molla
M45-A1-1 (prod)
M44-B1
M44-B2
New Molla
4845
Molla
M45-A4-1 (prod)
West Arpatepe
M45-D (Bid)
Arpatepe
5003 (prod)
M45-D (Bid)
M46-C2
Seaport Global
SE Turkey Licenses
Pending / Bid
Operator
TAT
AME
CALIK
TPAO
NV TURKSE

Seaport Global. Gordian Group
Seaport Gordian Energy
40

Southeast Turkey Current lease position and 3D seismic coverage Selmo Molla Arpatepe M45-A2 M44-B2 M45-A1 L46-C1 M45-A4-1 SE Turkey Licenses Seismic Evaluated Fields Oil Pipeline Gas Pipeline M45-C1

II. Volumetric Analysis

Arpatepe Volumetric Overview Overview SGS compared inputs of the Company’s Proved Volumetric worksheet to the Company’s provided data This comparison resulted in an Arpatepe SGS volumetric model NOT substantially different than that of the Company In order to determine whether each Proved EUR fit reasonably into the volumetric model, SGS compared all Arpatepe well EURs/the Company provided reservoir combined Risked ROIP; to that of the SGS Risked ROIP. Arpatepe 5 and 8 required some iteration between the volumetric model and decline curve analysis Methodology Upside Discussion SGS also attempted to ascertain the total number of upside locations that volumetric model supported Proved volumetrics did not seem to support the 1 PUD the Company included in its worksheet (above) 3 Probable locations were supported, however, by the volumes calculated remaining in reservoir Similar Risked ROIP Similar Risked ROIP Similar EUR Similar EUR

Bahar Volumetric Overview Overview SGS compared inputs of the Company’s Proved Volumetric worksheet to the Company’s provided data This comparison resulted in an Bahar SGS volumetric model NOT substantially different than that of the Company In order to determine whether each Proved EUR fit reasonably into the volumetric model, SGS compared all Bahar well EURs/the Company provided reservoir combined Risked ROIP; to that of the SGS Risked ROIP Some Bahar PDP wells did not have sufficient data to compare volumetrics to EUR, but on average, the volumes were reasonable Bahar 4, Bahar 8, and Bahar 12 required some iteration between the volumetric model and decline curve analysis Methodology Upside Discussion SGS also attempted to ascertain the total number of upside locations that volumetric model supported Proved volumetrics supported at least 4 PUDs per P90 case (above) and SGS volumetric model; Remaining reservoir volumes also support additional PROB & POSS locations Bahar upside was more difficult to evaluate due to multiple producing horizons present, but not necessarily producing from each well – the Company’s provided data determined F4 Sand would be most likely target for PUDs, supported by volumetrics Similar Risked ROIP Similar Risked ROIP Similar EUR Similar EUR

Yeniev Volumetric Overview Overview Methodology Similar Risked ROIP Similar Risked ROIP Similar EUR Similar EUR The Company provided volumetrics were sufficient to understand the minimum number of supported upside locations, on an average basis, and establish that the EURs are reasonable Individual PDP and upside locations could not be independently evaluated The Company did disclose that the study of these reservoirs is still underway Upside Discussion SGS also attempted to ascertain the total number of upside locations that volumetric model supported Proved volumetrics supported at least 7 PUDs per P90 case (above) and SGS volumetric model; Remaining reservoir volumes also support additional PROB locations Bahar upside was more difficult to evaluate due to multiple producing horizons present, but not necessarily producing from each well – the Company’s provided data determined F4 Sand would be most likely target for PUDs, supported by volumetrics

III. Undeveloped Upside Overview

Arpatepe PROB #1 & #2 Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data ARPATEPE 5 FORMATION Bedinan Layer I & II UNDRILLED LOCATIONS 2 OIL IP RATE (BOPD) 56 GAS IP RATE (MCFD) --- CUM OIL (MBO) 107 CUM GAS (MMCF) ---   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 0 56 0 OIL De (%) 0.00% 14.10% 0.00% OIL B-FACTOR 0 0.75 0 OIL EUR (MBO) 0 204 0 OIL Dmin (%) 0.00% 5.00% 0.00% MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 47 1 10 100 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Arpatepe PROB #1 & #2 Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data ARPATEPE 5 FORMATION Bedinan Layer I & II UNDRILLED LOCATIONS 2 OIL IP RATE (BOPD) 56 GAS IP RATE (MCFD) --- CUM OIL (MBO) 107 CUM GAS (MMCF) ---

Arpatepe PROB #3 Upside Location Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 0 134 134 OIL De (%) 0.00% 23.90% 11.35% OIL B-FACTOR 0 0.5 0.5 OIL EUR (MBO) 0 277 584 OIL Dmin (%) 0.00% 5.00% 5.00% ARPATEPE 8 FORMATION Bedinan Layer I & II UNDRILLED LOCATIONS 1 OIL IP RATE (BOPD) 134 GAS IP RATE (MCFD) --- CUM OIL (MBO) 152 CUM GAS (MMCF) --- MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 48 1 10 100 1,000 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Arpatepe PROB #3 Upside Location Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data PROVED PROBABLE POSSIBLE OIL IP (BOPD) 0 134 134 OIL De (%) 0.00% 23.90% 11.35% OIL B-FACTOR 0 0.5 0.5 OIL EUR (MBO) 0 277 584 OIL Dmin (%) 0.00% 5.00% 5.00%

Bahar PUD #1 Upside Location Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 11H FORMATION Lower Bedinan & Hazro F4 UNDRILLED LOCATIONS 1 OIL IP RATE (BOPD) 125 GAS IP RATE (MCFD) --- CUM OIL (MBO) 80 CUM GAS (MMCF) ---   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 125 125 125 OIL De (%) 50.00% 31.50% 20.40% OIL B-FACTOR 0.00001 0.00001 0.00001 OIL EUR (MBO) 66 121 200 OIL Dmin (%) 5.00% 5.00% 5.00% MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 49 1 10 100 1,000 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Bahar PUD #1 Upside Location Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 11H FORMATION Lower Bedinan & Hazro F4 UNDRILLED LOCATIONS 1 OIL IP RATE (BOPD) 125 GAS IP RATE (MCFD) --- CUM OIL (MBO) 80 CUM GAS (MMCF) ---

Bahar PUD #2, #3 & #4 Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 11H FORMATION Lower Bedinan & Hazro F4 UNDRILLED LOCATIONS 3 OIL IP RATE (BOPD) 125 GAS IP RATE (MCFD) --- CUM OIL (MBO) 80 CUM GAS (MMCF) ---   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 125 125 125 OIL De (%) 68.00% 36.75% 22.40% OIL B-FACTOR 0.00001 0.00001 0.00001 OIL EUR (MBO) 40 100 180 OIL Dmin (%) 5.00% 5.00% 5.00% MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 50 1 10 100 1,000 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Bahar PUD #2, #3 & #4 Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 11H FORMATION Lower Bedinan & Hazro F4 UNDRILLED LOCATIONS 3 OIL IP RATE (BOPD) 125 GAS IP RATE (MCFD) --- CUM OIL (MBO) 80 CUM GAS (MMCF) ---

Bahar PROB #1 Upside Location Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 3 FORMATION Hazro F3 & F4; Upper & Lower Bedinan UNDRILLED LOCATIONS 1 OIL IP RATE (BOPD) 924 GAS IP RATE (MCFD) --- CUM OIL (MBO) 436 CUM GAS (MMCF) ---   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 0 924 924 OIL De (%) 0.00% 67.40% 44.50% OIL B-FACTOR 0 0.75 0.75 OIL EUR (MBO) 0 574 1,210 OIL Dmin (%) 0.00% 5.00% 5.00% MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 51 1 10 100 1,000 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Bahar PROB #1 Upside Location Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 3 FORMATION Hazro F3 & F4; Upper & Lower Bedinan UNDRILLED LOCATIONS 1 OIL IP RATE (BOPD) 924 GAS IP RATE (MCFD) --- CUM OIL (MBO) 436 CUM GAS (MMCF) ---

Bahar PROB #2 Upside Location Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 11H FORMATION Lower Bedinan & Hazro F4 UNDRILLED LOCATIONS 1 OIL IP RATE (BOPD) 125 GAS IP RATE (MCFD) --- CUM OIL (MBO) 80 CUM GAS (MMCF) ---   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 0 130 130 OIL De (%) 0.00% 74.75% 50.75% OIL B-FACTOR 0 0.75 0.75 OIL EUR (MBO) 0 61 140 OIL Dmin (%) 0.00% 5.00% 5.00% MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 52 1 10 100 1,000 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Bahar PROB #2 Upside Location Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 11H FORMATION Lower Bedinan & Hazro F4 UNDRILLED LOCATIONS 1 OIL IP RATE (BOPD) 125 GAS IP RATE (MCFD) --- CUM OIL (MBO) 80 CUM GAS (MMCF) ---

Bahar POSS #1 Upside Location Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 3 FORMATION Hazro F3 & F4; Upper & Lower Bedinan UNDRILLED LOCATIONS 1 OIL IP RATE (BOPD) 924 GAS IP RATE (MCFD) --- CUM OIL (MBO) 436 CUM GAS (MMCF) ---   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 0 0 924 OIL De (%) 0.00% 0.00% 61.75% OIL B-FACTOR 0 0 0.75 OIL EUR (MBO) 0 0 697 OIL Dmin (%) 0.00% 0.00% 5.00% MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 53 1 10 100 1,000 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Bahar POSS #1 Upside Location Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 3 FORMATION Hazro F3 & F4; Upper & Lower Bedinan UNDRILLED LOCATIONS 1 OIL IP RATE (BOPD) 924 GAS IP RATE (MCFD) --- CUM OIL (MBO) 436 CUM GAS (MMCF) ---

Bahar POSS #2 & #3 Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 7 FORMATION Lower Bedinan UNDRILLED LOCATIONS 2 OIL IP RATE (BOPD) 198 GAS IP RATE (MCFD) --- CUM OIL (MBO) 113 CUM GAS (MMCF) ---   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 0 0 198 OIL De (%) 0.00% 0.00% 39.20% OIL B-FACTOR 0 0 1.1 OIL EUR (MBO) 0 0 397 OIL Dmin (%) 0.00% 0.00% 5.00% MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 54 1 10 100 1,000 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Bahar POSS #2 & #3 Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data BAHAR 7 FORMATION Lower Bedinan UNDRILLED LOCATIONS 2 OIL IP RATE (BOPD) 198 GAS IP RATE (MCFD) --- CUM OIL (MBO) 113 CUM GAS (MMCF) ---

Yeniev B1, B2 & B3 PROVED Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data YENIEV 5 FORMATION Beloka UNDRILLED LOCATIONS 3 OIL IP RATE (BOPD) 39 GAS IP RATE (MCFD) --- CUM OIL (MBO) 6 CUM GAS (MMCF) ---   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 39 0 0 OIL De (%) 13.60% 0.00% 0.00% OIL B-FACTOR 1.3 0 0 OIL EUR (MBO) 187 0 0 OIL Dmin (%) 5.00% 0.00% 0.00% MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 55 1 10 100 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Yeniev B1, B2 & B3 PROVED Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data YENIEV 5 FORMATION Beloka UNDRILLED LOCATIONS 3 OIL IP RATE (BOPD) 39 GAS IP RATE (MCFD) --- CUM OIL (MBO) 6 CUM GAS (MMCF) ---

Yeniev C, D, E, & F PROVED Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data YENIEV 6 FORMATION Bedinan UNDRILLED LOCATIONS 4 OIL IP RATE (BOPD) 84 GAS IP RATE (MCFD) --- CUM OIL (MBO) 9 CUM GAS (MMCF) ---   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 84 0 0 OIL De (%) 26.20% 0.00% 0.00% OIL B-FACTOR 1.3 0 0 OIL EUR (MBO) 267 0 0 OIL Dmin (%) 5.00% 0.00% 0.00% MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 56 1 10 100 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Yeniev C, D, E, & F PROVED Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data YENIEV 6 FORMATION Bedinan UNDRILLED LOCATIONS 4 OIL IP RATE (BOPD) 84 GAS IP RATE (MCFD) --- CUM OIL (MBO) 9 CUM GAS (MMCF) ---

Yeniev B4, B5, & B6 PROB Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data YENIEV 5 FORMATION Beloka UNDRILLED LOCATIONS 3 OIL IP RATE (BOPD) 39 GAS IP RATE (MCFD) --- CUM OIL (MBO) 6 CUM GAS (MMCF) ---   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 0 39 0 OIL De (%) 0.00% 9.10% 0.00% OIL B-FACTOR 0 1.3 0 OIL EUR (MBO) 0 222 0 OIL Dmin (%) 0.00% 5.00% 0.00% MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 57 1 10 100 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Yeniev B4, B5, & B6 PROB Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data YENIEV 5 FORMATION Beloka UNDRILLED LOCATIONS 3 OIL IP RATE (BOPD) 39 GAS IP RATE (MCFD) --- CUM OIL (MBO) 6 CUM GAS (MMCF) ---

Yeniev G & H PROB Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data YENIEV 6 FORMATION Bedinan UNDRILLED LOCATIONS 2 OIL IP RATE (BOPD) 84 GAS IP RATE (MCFD) --- CUM OIL (MBO) 9 CUM GAS (MMCF) ---   PROVED PROBABLE POSSIBLE OIL IP (BOPD) 0 84 0 OIL De (%) 0.00% 13.80% 0.00% OIL B-FACTOR 0 1.3 0 OIL EUR (MBO) 0 400 0 OIL Dmin (%) 0.00% 5.00% 0.00% MONTHS AFTER IP Only economic undrilled locations are included in the reserve database Seaport Gordian Energy 58 1 10 100 0 20 40 60 80 100 120 140 160 180 200 220 240 MONHTS AFTER IP ANALOG PRODUCTION PROVED TYPE CURVE PROBABLE TYPE CURVE POSSIBLE TYPE CURVE Yeniev G & H PROB Upside Locations Analog Production vs. Type Curve (BOPD) Type Curve Parameters Analog Well Data YENIEV 6 FORMATION Bedinan UNDRILLED LOCATIONS 2 OIL IP RATE (BOPD) 84 GAS IP RATE (MCFD) --- CUM OIL (MBO) 9 CUM GAS (MMCF) ---

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